NOBILITY HOMES, INC. ANNOUNCES SALES
AND EARNINGS FOR ITS THIRD QUARTER 2007

        Ocala, FL…September 6, 2007 NOBILITY HOMES, INC. (NASDAQ-NMS SYMBOL NOBH) today announced sales and earnings results for its third quarter ended August 4, 2007. For the third quarter of fiscal 2007, sales were $10,739,808 as compared to $14,892,812 in third quarter of 2006. Income from operations was $1,269,136 versus $2,172,688 in the third quarter of 2006. Net income after taxes was $1,155,288 as compared to $1,675,219 for the same period last year. Diluted earnings per share were $0.28 per share versus last year third quarter of $0.41 per share last year.

        For the first nine months of fiscal 2007, sales were $29,866,261 as compared to $45,288,874 in the first nine months 2006. Income from operations was $3,056,944 versus $6,644,098 in the first nine months 2006. Net income after taxes was $2,955,277 compared to $5,084,283 for the same nine month period last year. Diluted earnings per share were $0.72 per share versus last year’s nine months results of $1.23 per share.

        Nobility’s financial position for the third quarter of 2007 remains very strong with cash and cash equivalents, short and long-term investments of $23,631,145 and no outstanding debt. Working capital is $23,245,323 and our ratio of current assets to current liabilities is 7.6:1. Stockholder’s equity is $42,694,406 and the book value per share of common stock increased to $10.45. The return on average shareholder’s equity was 11% and the return on average assets was 9%, both outstanding percentages for our industry.

        The Company did not purchase any shares of its common stock during the first nine months of fiscal 2007. The Company’s Board of Directors has authorized the purchase of up to 200,000 shares of the Company’s stock in the open market.

        Terry Trexler, President stated, “Third quarter sales and operations for fiscal 2007 were adversely impacted by the reduced manufactured housing shipments in Florida plus the overall decline in Florida and the nation’s housing market. Industry shipments in Florida for the Company’s first nine months of fiscal 2007 were down approximately 50% from the same period last year. Although the current overall housing market has declined significantly this year, the long-term demographic trends still favor strong growth in the Florida market area we serve. Management remains convinced that our specific geographic market is one of the best long-term growth areas in the country and because of the strong operating leverage inherent in the Company, we expect to continue out-performing the industry. With a strong and stable economy, improved sales in the existing home market, stable unemployment and increasing, but still low, interest rates in 2007, management expects the demand for our homes to improve. Fiscal year 2007 is Nobility’s 40th year of operating in our market area and we plan to increase the level of consumer awareness and confidence in Nobility and Prestige, our retail organization, with the introduction and special promotion of several more 40th anniversary special edition homes.”

        Nobility Homes, Inc. has specialized for 40 years in the design and production of quality, affordable manufactured homes at its two plants located in central Florida. With eighteen Company retail sales centers, a finance company joint venture, and an insurance subsidiary, Nobility is the only vertically integrated manufactured home company headquartered in Florida.

        MANAGEMENT WILL HOLD A CONFERENCE CALL ON THURSDAY, SEPTEMBER 6, 2007 AT 4:30 PM EASTERN TIME.

TO PARTICIPATE, PLEASE DIAL 800-481-9591. THE PASSCODE FOR THE CALL IS 8361240. YOU MAY ALSO ACCESS

THE CALL AT www.nobilityhomes.comOR http://www.videonewswire.com/event.asp?id=42201

Certain statements in this report are forward-looking statements within the meaning of the federal securities laws, including our statement that working capital requirements will be met with internal sources. Although Nobility believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, there are risks and uncertainties that may cause actual results to differ materially from expectations. These risks and uncertainties include, but are not limited to, competitive pricing pressures at both the wholesale and retail levels, increasing material costs, continued excess retail inventory, increase in repossessions, changes in market demand, changes in interest rates, availability of financing for retail and wholesale purchasers, consumer confidence, adverse weather conditions that reduce sales at retail centers, the risk of manufacturing plant shutdowns due to storms or other factors, the impact of marketing and cost-management programs, reliance on the Florida economy, impact of labor shortage, impact of materials shortage, increasing labor cost, cyclical nature of the manufactured housing industry, impact of rising fuel costs, catastrophic events impacting insurance costs, availability of insurance coverage for various risks to Nobility, market demographics, management’s ability to attract and retain executive officers and key personnel, increased global tensions, market disruptions resulting from terrorist or other attack and any armed conflict involving the United States and the impact of inflation.

NOBILITY HOMES, INC.
CONSOLIDATED BALANCE SHEETS

	August 4, 2007	November 4, 2006
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$11,655,260	$12,380,874
Short-term investments	477,604	440,205
Accounts receivable - trade	279,256	379,370
Inventories	13,094,609	12,413,704
Prepaid income taxes	182,280	1,048,667
Prepaid expenses and other current assets	856,632	604,627
Deferred income taxes	214,149	228,222

Total current assets	26,759,790	27,495,669
Property, plant and equipment, net	3,837,741	3,911,983
Long-term investments	11,498,281	11,704,612
Other investments	1,864,129	1,849,428
Other assets	2,248,932	2,173,332

Total assets	$46,208,873	$47,135,024

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$495,596	$879,698
Accrued compensation	589,051	1,003,064
Accrued expenses and other current liabilities	587,436	805,616
Customer deposits	1,842,384	2,763,510

Total current liabilities	3,514,467	5,451,888

Commitments and contingent liabilities
Stockholders' equity:
Preferred stock, $.10 par value, 500,000 shares
authorized; none issued and outstanding	--	--
Common stock, $.10 par value, 10,000,000
shares authorized; 5,364,907 shares issued	536,491	536,491
Additional paid in capital	9,936,784	9,885,647
Retained earnings	41,263,456	40,349,250
Accumulated other comprehensive income	193,144	169,819
Less treasury stock at cost, 1,280,013 and
1,282,764 shares, respectively, in 2007 and 2006	(9,235,469)	(9,258,071)

Total stockholders' equity	42,694,406	41,683,136

Total liabilities and stockholders' equity	$46,208,873	$47,135,024

NOBILITY HOMES, INC.
CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended		Nine Months Ended
	August 4, 2007	August 5, 2006	August 4, 2007	August 5, 2006
Net sales	$10,739,808	$14,892,812	$29,866,261	$45,288,874
Cost of goods sold	(7,532,895)	(10,587,683)	(21,238,967)	(31,922,572)

Gross profit	3,206,913	4,305,129	8,627,294	13,366,302
Selling, general and administrative expenses	(1,937,777)	(2,132,441)	(5,570,350)	(6,722,204)

Operating income	1,269,136	2,172,688	3,056,944	6,644,098

Other income:
Interest income	193,658	199,723	584,310	581,365
Undistributed earnings in joint venture - Majestic 21	74,399	105,391	229,148	310,354
Earnings from finance revenue sharing agreement	154,400	105,000	424,200	201,000
Miscellaneous	40,188	55,417	107,062	77,466

	462,645	465,531	1,344,720	1,170,185

Income before provision for income taxes	1,731,781	2,638,219	4,401,664	7,814,283
Provision for income taxes	(576,493)	(963,000)	(1,446,387)	(2,730,000)

Net income	1,155,288	1,675,219	2,955,277	5,084,283

Other comprehensive income, net of tax:
Unrealized investment gain	(53,960)	(23,471)	23,325	(6,162)

Comprehensive income	$1,101,328	$1,651,748	$2,978,602	$5,078,121

Weighed average number of shares outstanding
Basic	4,085,901	4,032,126	4,084,620	4,044,949
Diluted	4,095,847	4,131,566	4,095,759	4,139,992
Earnings per share
Basic	$0.28	$0.42	$0.72	$1.26

Diluted	$0.28	$0.41	$0.72	$1.23

Cash dividends paid per common share	$--	$--	$0.50	$0.30